UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-259160 Under The Securities Act of 1933

GRANDSOUTH BANCORPORATION (Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	57-1104394 (I.R.S. employer identification no.)

281 Halton Road Greenville, South Carolina (Address of Principal Executive Offices)	29607 (Zip Code)

GrandSouth Bancorporation 2019 Stock Option Plan GrandSouth Bancorporation 2009 Stock Option Plan
(Full title of the plans)

Richard H. Moore First Bancorp Chief Executive Officer 300 SW Broad Street Southern Pines, North Carolina 28387
(Name and address of agent for service) (910) 246-2500 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement on Form S-8 (File No. 333-259160) (the “Prior Registration Statement”) filed with the Securities and Exchange Commission on August 30, 2021, relating to the GrandSouth Bancorporation 2019 Stock Option Plan (the “2019 Plan”) and the GrandSouth Bancorporation 2009 Stock Option Plan (the “2009 Plan” and together with the 2019 Plan, the “Plans”).

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement), dated as of June 21, 2022, by and between GrandSouth Bancorporation (the “Company”) and First Bancorp, the Company merged with and into First Bancorp, with First Bancorp as the surviving entity (the “Merger”). The Merger was effective as of January 1, 2023.

Upon closing of the Merger, each outstanding share of the Company’s common stock and preferred stock, other than shares held by the Company, First Bancorp, or any of their respective wholly-owned subsidiaries, was converted into the right to receive 0.91 shares of First Bancorp’s common stock. Pursuant to the Merger Agreement, as of the effective time of the Merger, each of the Company’s outstanding stock options converted into options to acquire First Bancorp common stock adjusted based on the 0.91 exchange ratio.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on June 21, 2022.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to the Prior Registration Statement. The Company hereby removes from registration any and all securities of the Company that had been registered for issuance under the Prior Registration Statement that remain unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southern Pines, State of North Carolina, on this 11th day of January, 2023.

By: /s/ Richard H. Moore

Richard H. Moore

Chief Executive Officer of First Bancorp

(Successor by Merger to GrandSouth Bancorporation)

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to Form S-8.